Exhibit 10.9

OFFICE SUBLEASE AGREEMENT

THIS OFFICE SUBLEASE AGREEMENT (the “Lease”) is executed as of this 1st day of March, 2007, by and between UNITED FARM FAMILY LIFE INSURANCE COMPANY (“UFFLIC”), an Indiana corporation, and UNITED FARM FAMILY MUTUAL INSURANCE COMPANY (“UFMIC”), an Indiana corporation (UFFLIC and UFFMIC jointly shall be referred to hereinafter as “Lessor”), and TARGANTA THERAPEUTICS CORPORATION, a Delaware corporation (hereinafter referred to as “Lessee”), and Lessee does hereby lease from Lessor the following described premises upon the terms and conditions hereinafter set forth.

Recitals

1. WHEREAS, UFFLIC is the tenant under a lease agreement with UFB Properties, an Indiana general partnership (“Prime Lessor”) dated November 1, 1998 (the “Prime Lease”), under which UFFLIC is leasing a portion of the building at 225 South East Street, Indianapolis, Indiana (the “Building”), which building is located on real estate described in Exhibit A, attached hereto and incorporated herein by reference (the “Real Estate”).

2. WHEREAS, UFMIC is leasing from Prime Lessor the remaining portions of the Building.

3. WHEREAS, UFFLIC and UFMIC, as lessees of one hundred percent (100%) of the rentable office space in the Building, wish, each as to their respective interests, to sublease certain suites or rooms in the Building to Lessee, and Lessee wishes to sublease these certain suites or rooms in the Building from Lessor.

Agreement

Article 1. Premises.

Section 1.1. Lessor hereby leases to Lessee and Lessee hereby leases from Lessor, suite numbered 390 on the 3rd floor of the Building, as indicated in Exhibit “B,” attached hereto and incorporated herein by reference (the “Premises”), together with the right to use parking spaces located in Lots 1, 2 and 3, as indicated in Exhibit “F,” together with the right of tenant’s invitees to use the visitors parking areas (the above specified parking areas available for use only by Lessee and Lessee’s employees, licensees and invitees as applicable shall be referred to hereinafter as the “Parking Spaces”), together also with Lessee’s non-exclusive right, in common with other tenants of the Building, Lessor and Prime Lessor, and their respective employees, licensees and invitees to use the hallways and passageways on the third floor of the Building, the stairways and elevators in the Building leading to and from the third floor, the cafeteria located on the second floor of the Building, driveways, entrances, exits, truckways, pedestrian sidewalks and ramps, landscaped areas and other common areas located on the Real Estate (the Parking Spaces and the above referenced common areas shall be referred to hereinafter as the “Common Facilities”).

Article 2. Term. The term of this lease (the “Term”) shall be for 39 (thirty-nine) months (or until sooner terminated as herein provided), commencing on June 1, 2007, and ending at midnight on August 31, 2010. Rent payment will commence three (3) months after the Commencement Date. In the event Lessor is unable to deliver possession of the Premises on June 1, 2007, Lessor shall not be liable for any damage thereby, nor shall this Lease be void or voidable, but Lessee shall not be liable for any rent until the earlier of (i) the date Lessee’s personnel first occupy any part of the Premises for the purpose of carrying on Lessee’s normal business functions, or (ii) the 30th day following the date on which Lessor provides Lessee with written notice that the Premises are ready for occupancy. In the event that the Lease commences on a date other than June 1, 2007, in accordance with the terms of this Article 2., the Term of this Lease shall expire, unless sooner terminated as herein provided, 39 (thirty-nine) months from the 1st day of the month after the date of such commencement. The dates on which the Term of this Lease commences and terminates, shall be referred to hereinafter respectively as the “Commencement Date” and the “Termination Date”.

Article 3. Use, Occupancy and Condition of Premises.

Section 3.1. Use and Occupancy. Lessee shall use and occupy the Premises for the purposes of operating a(n) General Office and for no other purpose without the prior written consent of Lessor. Lessee shall comply with and obey all directions of Lessor and Prime Lessor, including the Building and Common Facilities rules and regulations set forth on Exhibit C, attached hereto and incorporated herein by reference or any amendment to the Building and Common Facilities rules and regulations by Lessor or Prime Lessor (the “Building Rules and Regulations”). Lessee shall not do or permit anything to be done by Lessee’s agents employees, contractors, invitees or licensees in or about the Premises which will in any way obstruct, interfere or annoy other occupants of the Building, or increase the cost of insurance on the Building. Lessor shall have the right to tow any vehicles that are on the Real Estate in violation of posted signs, the Building Rules and Regulations or the terms of this Lease. Lessor shall not be responsible to Lessee for the nonperformance by any other Building occupant or visitor (except Lessor or those claiming by, through or under Lessor) of any or all Building Rules and Regulations.

Section 3.2. Condition of Premises. Lessee agrees to accept the Premises in its present condition, except to the extent that Lessor concurrently with, or prior to, the execution of this Lease has agreed in writing to complete, perform alterations to or repair the Premises (the “Lessor’s Build-Out Obligations”). Lessor agrees to pay Lessee $30,000.00 toward the completion of the tenant improvements the Lessee is coordinating, such payment to be made at such time as Tenant has spent $30,000 on such work. The act of taking possession of the Premises shall in all events be conclusive evidence that Premises are in satisfactory condition at the time accepted by Lessee, provided that such acknowledgement shall in no way derogate from Lessor’s and Prime Lessor’s maintenance and repair obligations. After any acceptance of the Premises by Lessee, Lessee shall be responsible for any repair, alteration or renovation necessary to keep or bring the Premises in compliance with any and all local, state and federal codes, statutes, rules and regulations.

Article 4. Rent.

Section 4.1. Annual Rent. The Lessee shall pay as rent (the “Rent”) for the Premises without relief from valuation and appraisement laws:

11,533 total square feet

Commencement – Month 3	$0.00
Months 4-15	$17.35/sf	$200,098.00 annually
Months 16-27	$17.70/sf	$204,134.00 annually
Months 28-39	$18.05/sf	$208,171.00 annually

Rent shall be payable in advance beginning with the first (1st) day (or the business day next closest to the first (1st) day) of the month in which the Commencement Date occurs and on the first (1st) day of each calendar month of the Term thereafter, at the office of Lessor, or such other place as Lessor may from time to time designate in writing. In the event that this lease commences or terminates on a day other than the first or last day of any calendar month, the Rent for each day of Lessee’s occupancy during such month shall be 1/30th of the succeeding or preceding month’s Rent, as applicable.

Article 5. Services, Alterations and Repairs.

Section 5.1. Services. Lessor shall furnish to the Premises such quantities of heat, air conditioning, water, electricity, elevator and janitorial service (the “Building Utilities and Services”) as may be reasonably necessary for the comfortable use and occupation of the Premises during normal business hours on generally recognized business days. This Lease does not include telephone or other telecommunication facilities or services, and Lessee shall be responsible directly to the provider of such services, including, if applicable, Lessor, for all fees, charges and other costs relating to installation and use of telephones and any and all other voice, data transmission, facsimile, video, teleconferencing or other telecommunications equipment, facilities or services desired by Lessee. No failure to furnish Lessee with the Building Utilities and Services, except as the result of the negligence or willful neglect of Lessor or its agents, employees or contractors, and no interruption or suspension of any such Building Utilities and Services by reason of governmental regulation, civil commotion, strike, energy shortages, riots, fire, accident or emergency, or for repairs, alterations or improvements considered desirable or necessary by Lessor or Prime Lessor, or for any other reason beyond the power and control of Lessor or Prime Lessor, shall be construed as an eviction of Lessee or work an abatement or diminution of Rent or render Lessor or Prime Lessor or its agents or employees liable for damages suffered by Lessee, or anyone claiming by, through or under Lessee by reason of any such failure, or release Lessee from any of its obligations under this Lease. Lessee agrees to pay as Additional Rent, based on the reasonable estimates of Lessor, the cost of all electricity consumed in excess of that used for standard lighting and office purposes (“Extraordinary Electricity Consumption”). Lessor shall estimate the amount of Lessee’s Extraordinary Electricity Consumption and Lessor makes no warranty or representation concerning the adequacy or availability of electric energy for Lessee’s present or future requirements for other than general business offices. Building Utilities and Services in excess of those stated in this Section 5.1 (“After Hours Services”) are available upon request to the extent that Lessor is able to provide them. In such event, Lessor, at its option, may elect to charge Lessee directly an amount reasonably estimated by Lessor for Lessor’s actual costs (without profit or markup) of providing Lessee with After Hours Services.

Section 5.2. Alterations to Premises. Lessor shall not be obligated after the Commencement Date to make any alterations, additions, improvements or decorations to the Premises. In the event Lessor undertakes any such alterations, additions, improvements or decorations at the request of Lessee, Lessee shall bear the reasonable expense of such work and upon billing therefor, shall promptly remit the amount of such expense to Lessor. Lessee shall make no alterations, additions, improvements or decorations to the Premises, or affix or cause to be affixed to the Building, the Premises, or the windows of the Building, any sign, insignia or advertising without first obtaining the written consent of Lessor, provided Lessor shall not unreasonably withhold or condition its consent to alterations, additions, repairs, improvements, decorations or renovations which Lessee is obligated to undertake pursuant to Section 3.2 hereof. As to any other alterations, additions, improvements or decorations that Lessee may desire to make, Lessor shall not unreasonably withhold or condition its consent to the same, provided that the structure of the Building is not adversely affected thereby. Any such work approved by Lessor shall be done on behalf of Lessee by a contractor approved by Lessor in a good and workmanlike manner and in accordance with all local, state and federal codes, statutes, rules and regulations. If Lessor grants written permission to Lessee to install or affix any non-standard (as determined by Lessor) signs, insignia or advertising to or upon the Premises or the Building, Lessor shall have the right, but shall not be obligated, to repair and perform maintenance on such sign, insignia or advertising to insure that it is maintained in a good and presentable manner in harmony with the rest of the Building, and to charge the reasonable expense of such repair and maintenance to Lessee, to be paid after billing with Lessee’s next immediate Rent payment.

Section 5.3. Repair of Premises. Lessor agrees to maintain the interior of the Premises in a condition comparable, in Lessor’s sole discretion, to first-class office space, and to maintain the exterior and structure of the Building in a manner comparable, in Lessor’s sole discretion, to good quality office space. Beginning on the Commencement Date and thereafter, and subject to Lessor’s obligations under this Lease, Lessee shall at all times, at Lessee’s sole cost and expense, keep the Premises and every part thereof in good condition, ordinary wear and tear excepted. If Lessee fails to do so within a reasonable time after notice from Lessor, Lessor may repair any damage to the Premises, Common Facilities and Building caused by Lessee, its employees or invitees and, except to the extent waived in Section 8 of this Lease, charge the expense of such repair to Lessee, which expenses shall be paid by Lessee as Additional Rent along with Lessee’s next immediate Rent payment.

Article 6. Liens. Lessee shall not cause or permit any lien or statement of intention to hold a mechanic’s lien to be filed against the Premises or the Real Estate or any part thereof, nor against any interest or estate therein by reason of labor, services or materials claimed to have been performed or furnished to or for Lessee, or otherwise on account of any act of failure to act on the part of Lessee. If any statement of intention to hold a mechanic’s lien shall be filed, Lessor or Prime Lessor at their options may compel the prosecution of any act of foreclosure of such mechanic’s lien by the lienor. If any such statement of intention to hold a mechanic’s lien shall be filed and an action commenced to foreclose the lien, Lessee within forty-five (45) days after written demand by Lessor or Prime Lessor, shall cause the lien to be released by the filing of a written undertaking with a surety approved by the court and shall obtain an order from the court releasing the property from such liens. If any lien shall attach to the Real Estate or any part thereof, or interest or estate therein, as aforesaid, Lessor or Prime Lessor shall have the right but shall not be obligated, to pay up the full amount of such lien to cause its release, and such amount, together with interest thereon from the date of payment shall be deemed Additional Rent due and payable by the Lessee immediately. This provision shall not be deemed or construed to constitute consent by Lessor or Prime Lessor to any party to perform any labor or services, or furnish any materials for or upon the Premises, Building or Real Estate.

Article 7. Assignment and Subletting. Lessee shall not assign, mortgage, encumber or transfer any interest in this Lease, or sublet the Premises in whole or in part, nor grant a license or concession in connection therewith without Lessor’s written consent, which consent shall not be unreasonably withheld or delayed. Notwithstanding any such Lessor consent, Lessee shall remain fully liable to perform under all of the terms and provisions of this Lease.

Article 8. Nonliability and Indemnification.

Section 8.1. Lessee’s Personal Property. Lessee shall keep and maintain at its sole risk all equipment, personal property and other improvements on the Premises and trade fixtures installed, or on behalf of Lessee, in or upon the Premises at its sole risk. Except for matters arising from the negligent or willful acts or omissions of Lessor or Prime Lessor (and then subject to Section 8.3 below), Lessor and Prime Lessor, as the case may be, shall not be responsible for any damages to the equipment, personal property or trade fixtures of Lessee or anyone claiming by, through or under Lessee.

Section 8.2. Lessee Public Liability Insurance. Lessee, at its sole expense, shall keep in full force and effect during the Term of this Lease, one or more policies of commercial general public liability insurance with respect to claims arising directly or indirectly from this Lease or Lessee’s activities in or about the Building, Common Facilities and Premises, and use and occupancy thereof by Lessee and Lessee’s employees, and invitees, having terms and conditions and a minimum limit of combined single limit coverage of bodily injury and property damage in an amount of not less than $1,000,000 per occurrence, and $2,000,000 aggregate. The company or companies issuing such policies of insurance shall be qualified to issue insurance in the State of Indiana and approved by Lessor (it being agreed that Lessee’s existing insurers are acceptable), and such policies shall contain a clause stating that the insurer will not cancel or change the insurance coverage without first notifying Lessor and Lessee thirty (30) days prior to such cancellation. Lessee shall deliver to Lessor prior to the Commencement Date a copy of the policy or certificate of insurance maintained by Lessee in accordance with this Section 8.2.

Section 8.3. Lessee Waiver. Lessee hereby releases Lessor and Prime Lessor and their respective employees, agents, customers, invitees and licensees from any and all liability for any loss of or damage to property occurring in, on, about or to the Premise, by reason of fire or other peril which is insurable under a “special form” coverage insurance policy, regardless of cause, including the negligence of Lessor and Prime Lessor, and their respective employees, agents, customers, invitees and licensees. Lessee shall cause its property insurance carrier to include a clause in its insurance coverage whereby the insurer waives its right of subrogation against Lessor and Prime Lessor.

Section 8.4. Lessor Waiver. Lessor hereby releases Lessee and its respective employees, agents, customers, invitees and licensees from any and all liability for any loss of or damage to property occurring in, on, about or to the Building or personal property within the Building, in each case excepting the Premises, by reason of fire or other peril which is insurable under a “special form” coverage insurance policy, regardless of cause, including the negligence of Lessee and its employees, agents, customers, invitees and licensees. Lessor shall cause its property insurance carrier to include a clause in its insurance coverage whereby the insurer waives its right of subrogation against Lessee. Lessor shall deliver to Lessee a similar written release and waiver by the Prime Lessor.

Section 8.5. Indemnification. (a) Subject to Section 8.4 above, Lessee covenants to indemnify and save harmless, Lessor, Prime Lessor and their respective agents and employees from and against any and all liability, damages, expenses, fees, penalties, actions, causes of action, suits, costs claims or judgments arising from injury to person or property in the Building or Premises, or on the Real Estate, caused by any negligence or intentional act or omission of Lessee, its servants, contractors, employees, licensees and invitees.

(b) Subject to Section 8.3 above, Lessor covenants to indemnify and save harmless, Lessee and its respective agents and employees from and against any and all liability, damages, expenses, fees, penalties, actions, causes of action, suits, costs claims or judgments arising from injury to person or property in the Building or Premises, or on the Real Estate, caused by any negligence or intentional act or omission of Lessor, Prime Lessor or their respective servants, contractors, employees, and licensees.

Article 9. Holding Over. If Lessee shall retain possession of the Premises with the written consent of Lessor after the expiration of the Lease Term, and Rent is accepted from Lessee, such occupancy and Payment shall be construed as an extension of the Lease for a period from month-to-month from the date of such expiration. In such event, if either Lessor or Lessee desires to terminate the Lease at the end of any month, the party desiring termination shall give the other party at least thirty (30) days written notice thereof. Failure on the part of Lessee to give such notice shall obligate Lessee to pay Rent for an additional calendar month, following the month in which Lessee vacates the Premises. If Lessee retains possession of the Premises after the expiration of this Lease without the written consent of the Lessor, Lessee shall pay the Lessor Rent in an amount double the monthly Rent applicable immediately prior thereto, computed on a daily basis, for the number of days the Lessee retains possession of the Premises or any part thereof after expiration or termination. This provision shall not be deemed to waive Lessor’s right to re-enter the Premises or exercise any other right hereunder, at law or in equity.

Article 10. Rights Reserved to Lessor. Lessor and Prime Lessor shall at all reasonable times have the right, upon reasonable notice to Lessee, to reenter the Premises in an emergency or to inspect the same, and to alter, improve, remodel or repair the Premises or any portion of the Building, without abatement of Rent and without incurring any liability to Lessee therefore. So long as Lessor and Prime Lessor have used reasonable efforts to avoid any interference with Lessee’s business operations in the Premises, Lessee hereby waives against Lessor any claim of damages for any injury or inconvenience to, or interference with, Lessee’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.

Article 11. Default.

Article 11.1. Default. If (i) Lessee shall abandon or vacate the Leased Premises or fail to pay Rent at the time prescribed in this Lease, and such failure shall continue for five (5) business days, or (ii) if after fifteen (15) days written notice from Lessor, Lessee shall fail to cure any other default in the performance of its other obligations under this Lease (unless such default is not reasonably curable within fifteen (15) days, in which event Lessee shall not be deemed to be in default so long as Lessee shall commence to cure the default within the fifteen (15) day period and thereafter continuously and diligently proceed to complete the cure of such default within a reasonable time, not to exceed seventy-five (75) days:

(a) Lessor or Prime Lessor may take possession of the Premises, remove Lessee’s property and relet the Premises for a longer or shorter period than the remaining term of this Lease. Such repossession shall not terminate this Lease or Lessee’s obligations hereunder, absent termination notice from or reletting by Lessor, and all Lessor’s actual and reasonable our-of-pocket expenses incurred in connection with such repossession, removal and reletting, and any attempted reletting (the “Reletting Costs”), together with Interest on unpaid amounts shall be payable by Lessee as Additional Rent with the Rent payment next due. The net amount, if any, realized by Lessor from such reletting, shall be credited against the amounts owed by Lessee under this Lease.

(b) Lessor may terminate this Lease, effective immediately, upon termination notice to Lessee, and additionally, Lessor may immediately recover from Lessee all damages incurred by reason of Lessee’s default, including without limitation (i) the actual and reasonable our-of-pocket costs for recovering the Premises and removing Lessee’s property, (ii) Interest on unpaid amounts payable as Additional Rent, and (iii) reasonable Attorneys fees and court costs related to Lessor’s actions hereunder (the “Default Damages”), and Lessor may at its election also recover an amount equal to the then net present value (computed at the Wall Street Journal prime rate) of the excess (if any) of the Rents provided for in this Lease (together with Lessee’s share of Building Operating costs as estimated by Lessor) for the remainder of the stated Term over the actual rent obtained under any reletting or if no such reletting has taken place, the reasonable rental value of the Premises for such portion of the unexpired Term for which the Premises may reasonably be relet. If Lessor subsequently relets the Premises or attempts to relet the Premises, Lessor may recover immediately from Lessee all costs of reletting or attempted reletting.

(c) Lessor may cure the default for the account of Lessee, and if, in curing such default, Lessor reasonably pays any sum of money or incurs any expense, such actual and reasonable our-of-pocket sum or expense so paid shall be reimbursed with interest by Lessee upon Lessor’s demand.

(d) Lessee’s liability for the default damages and/or reletting costs shall survive any termination of this Lease.

Article 12. Damage by Fire and Eminent Domain. If, during the Lease Term, the Building or the Common Facilities are so damaged by fire or other casualty or a part of all of the Real Estate is taken by, or conveyed under threat of, eminent domain proceedings, so that the Building or the Premises are rendered unfit for occupancy, (as determined by Lessor), and Lessor gives Lessee written notice to such effect, then this Lease shall cease and terminate from the date one day prior to the date of such damage or taking. In such event, Lessee shall pay the Rent apportioned to the time of termination, and shall immediately surrender the premises to Lessor. If following damage to the Premises or the Common Facilities caused other than by Lessee’s acts or omissions, Lessor gives Lessee written notice that it has determined that such damage can be repaired within one hundred twenty (120) days from the date of damage, Lessor, if it so elects, may enter and repair the Premises, and this Lease shall not be affected except that the Rent shall be apportioned and suspended to the extent that Lessor deems reasonably equitable while such repairs are being made: provided, however, that if such partial destruction occurs during the final six (6) months of the Lease Term, Lessor shall not be obligated to repair the Premises and Lessor shall have the right to terminate this Lease upon fifteen (15) days notice to Lessee. If, however, such damage is caused by Lessee’s acts or omissions and Lessor elects to repair in accordance with this Article 12, then Lessee’s obligations to pay Rent shall not be suspended, nor shall Rent be apportioned, but Lessee shall be obligated to pay the full Rent in accordance with the terms of this Lease during such period of repair. If a portion of the Premises is condemned but the remainder is still suitable, or though repairs can be made suitable, for the use intended by this Lease, Lessor or Prime Lessor shall promptly make the necessary repairs and this Lease shall not terminate; provided, however, that if at the time of a partial condemnation less six (6) months of the Term remains, then Lessor shall have the right to terminate this Lease by giving Lessee fifteen (15) days notice of such election. If Lessor elects to make the necessary repairs, then a portion of the Rent for the rest of the Term shall be abated in proportion to the square footage of the leased Premises taken. All compensation paid to Lessor in connection with the condemnation of the Building or the Premises shall belong to and be the sole property of Lessor, except to the extent of any specific award for Lessee’s trade fixtures or for moving expenses. If Lessee’s obligation to pay Rent is completely abated for any period of time in accordance with the terms of this Article 12, then the Term of this Lease shall be extended for a period equal to the period during which Lessee’s Rent is completely abated.

Article 13. Surrender of Premises. Upon the expiration or earlier termination of this Lease, Lessee shall remove all of its furniture, equipment, trade fixtures and other unattached movable personal property, and surrender the Premises to Lessor together with any and all improvements made to the Premises, whether by Lessee or Lessor, in the condition received by Lessee, excepting ordinary wear and tear or eminent domain or any matters that are the Lessor’s or Prime Lessor’s responsibility under this Lease or the Prime Lease. Any damage to the Premises caused by removal of Lessee’s property or fixtures, shall be repaired promptly, at Lessee’s sole expense. Any property of Lessee’s not removed within ten (10) days after the expiration or earlier termination of this Lease shall, at Lessor’s option, be deemed the property of Lessor. Lessor shall also have the right following such 10-day period, to remove and store property left by Lessee or dispose of property not removed by Lessee, and to recover from Lessee the cost of such moving and storage expenses. Lessee shall indemnify Lessor against any loss or liability resulting from Lessee’s delay in surrendering the Premises to Lessor, including without limitation, any claims made by any subsequent lessee, provided that Lessor shall have provided Lessee with ten (10) days’ prior notice of such subsequent lessee. Acceptance by Lessor of Lessee’s keys to the Premises, unaccompanied by Lessor’s express statement to such effect, shall not be interpreted as Lessor’s acceptance of Lessee’s surrender of the Premises.

Article 14. Waiver. Waiver by Lessor of any term, covenant or condition contained herein shall not be deemed to be a permanent or continuing waiver of such term, covenant or condition, or as a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. The acceptance of Rent hereunder by Lessor shall not be deemed to be a waiver of any preceding Lessee breach of any term, covenant or condition of this Lease, other than the failure of Lessee to pay the particular Rent so accepted, regardless of Lessor’s knowledge of the preceding breach at the time of acceptance of such Rent.

Article 15. Notices. All notices of demand which may or are required to be given by either party hereunder shall be in writing and shall be sent by United States certified or registered mail, postage prepaid, addressed to Lessee at the Premises, and addressed to Lessor at the office of Lessor or at such other firm or to such other place as Lessor may from time to time designate in writing.

For the Lessor:

Indiana Farm Bureau Insurance

225 S. East Street

Indianapolis, Indiana 46202

Attn: Joseph A. Martin

Fax: 317.692.7069

For the Lessee:

Targanta Therapeutics Corporation

222 3rd Street, Suite 2300

Cambridge, Massachusetts 02142

Attention: Chief Financial Officer

Fax: 617.577.9021

With copy to:

Langer & McLaughlin, LLP

137 Newbury Street, Suite 700

Boston, Massachusetts 02116

Attention: Stephen T. Langer

Fax: 617.536.9040

Article 16. Incorporation of Prime Lease. This Lease, and the rights of Lessee herein, are subordinate and subject at all times to the terms and provisions of the Prime Lease and, except as may be inconsistent with the terms of this Lease, all of the terms, covenants and conditions contained in the Prime Lease shall be applicable to this Lease with the same force and effect as if Lessee was the Lessee under the Prime Lease; except that any reference in the Prime Lease to the “Leased Premises” shall be applicable to Lessee as if such term was referencing the Premises.

Article 17. Miscellaneous Provisions.

Section 17.1. Governing Law. This Lease shall be governed by the laws of the State of Indiana.

Section 17.2. Writing Controls. Lessee acknowledges that Lessor has not made any statement, promise or agreement, or taken upon itself any engagement whatsoever verbally or in writing in conflict with the terms of this Lease or that in any way modifies, varies, alters, enlarges or invalidates any of the provisions of this Lease, and no obligations of Lessor shall be implied in addition to the obligations stated herein.

Section 17.3. Air and Light. This Lease does not grant or guarantee Lessee a continuance of light and/or air over any property adjoining or adjacent to the Premises.

Section 17.4. Quiet Possession. Lessor covenants that, unless otherwise specifically limited herein, Lessee, upon payment of Rent herein provided and performance of all covenants and obligations of Lessee hereunder, shall have quiet possession of the Premises during the Term.

Section 17.5. Memorandum of Lease. At the request of either party, the parties shall execute and record a memorandum of this Lease, the expense of which (including but not limited to, legal fees and expenses) shall be borne by the party making such a request.

Section 17.6. Interest. Any reference to the term “Interest” in this Lease shall mean the lesser of 8 or the highest rate allowed by applicable law.

Section 17.7. Jury Trial. Lessee agrees to waive its right to jury trial for any disputes, claims or causes of action which arise as a result of the relationship between Lessor, Prime Lessor and Lessee under this Lease and/or the Prime Lease, and no claim or complaint against Lessor hereunder shall be valid or enforceable against Lessor unless such claim or complaint is provided to Lessor in writing in accordance with Article 15 of this Lease.

Section 17.8. Option to Extend the Lease. This Lease includes the option to extend this Lease for an additional 36 (thirty-six) months. Lessor shall provide Lessee with six (6) months’ advance written notice of Lessee’s intent to extend the Lease for the three (3) additional years. The rate for the space will increase $.35 per square foot for each year of the extension.

Section 17.9. Broker Fees. This Lease contains no provisions for paying any broker fees beyond those for the initial 39 (thirty-nine) months of this Lease. Each party represents and warrants to the other that it has dealt with no broker or party to whom a commission or fee may be due with respect to this Lease, other than Colliers Turley Martin Tucker. Lessor shall be solely responsible for payment of any fee or commission due to David Moore. Each party will indemnify and hold the other harmless from and against any loss, cost, damage or expense (including without limitation reasonable attorneys’ fees and costs) suffered as a result of a breach by the indemnifying party of the foregoing representation and warranty.

The parties signing on behalf of the Lessor and Lessee below have been fully empowered by all necessary actions of Lessor and Lessee to execute and deliver this Lease. This Lease shall not be valid or effective against any of the parties hereto until all of the parties hereto have signed below.

LESSOR:

UNITED FARM FAMILY LIFE INSURANCE COMPANY

By:	/s/ Joseph A. Martin
Printed:	Joseph A. Martin
Title:	Senior Vice President

UNITED FARM FAMILY MUTUAL INSURANCE COMPANY

By:	/s/ Joseph A. Martin
Printed:	Joseph A. Martin
Title:	Senior Vice President

LESSEE: TARGANTA PHARMACEUTICALS

By:	/s/ George Eldridge
Printed:	George Eldridge
Title:	Chief Financial Officer

CONSENT

UFB Properties hereby consents to this Office Sublease.

Prime Lessor:

UFB PROPERTIES

By:	/s/ Joseph A. Martin
Printed:	Joseph A. Martin
Title:	Senior Vice President

SCHEDULE OF EXHIBITS

Exhibit A Description of Real Estate

Exhibit B Diagram of the Premises

Exhibit C Building Rules and Regulations

Exhibit D Lessor’s Build-out Obligations from

Section 3.2 of Agreement

Exhibit E Intentionally Omitted

Exhibit F Parking lot